EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

ASP Isotopes Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)(2)

Fees to Be Paid	Equity	Common Stock, $0.01 par value	457(c)	23,160,682(1)	$4.76(2)	$$110,244,846.32	$0.00013810	$15,224.81
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities	-	-	-	-	-	-	-	-
	Total Offering Amounts					$110,244,846.32		$15,224.81
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$15,224.81

(1) Consists of 23,160,682 shares of common stock, par value $0.01 per share (“Common Stock”), issued to selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices for a share of the registrant’s Common Stock as reported on the Nasdaq Capital Market on July 15, 2026, which date is a date within five business days prior to the filing of this registration statement, of $4.76.